PRIVATE PLACEMENT AGREEMENT

Ozolutions Inc., hereby agrees to sell 15,000,000 restricted common shares of Ozolutions Inc. for the sum of $25,000 US to Betty-Ann Harland. This transaction was authorized by a resolution given unanimous consent at a special meeting of the Board of Directors of Ozolutions Inc. on the 23rd day of September, 2004.

DATED AS OF THE 23RD DAY OF SEPTEMBER, 2004

                                       Ozolutions Inc.

                                       /s/ Max Weissengruber
                                       ------------------------------
                                   per     Max Weissengruber
                                           President

                                       /s/ Betty-Ann Harland
                                       ------------------------------
                                           Betty-Ann Harland


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